UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  December 12, 2009

NUTRACEA
(Exact Name of Registrant as Specified in Charter)

California	0-32565	87-0673375
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6720 N. Scottsdale Road, Suite 390 Scottsdale, AZ	85253
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (602) 522-3000

(Former name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities.

As previousy disclosed, NutraCea entered into an asset purchase agreement with Manna Pro Products, LLC (“Manna Pro”) whereby Manna Pro agreed to purchase from NutraCea (i) the Natural Glo, Satin Finish and Max-E-Glow trademarks and related goodwill and intellectual property for $650,000 and (ii) certain bags, packaging materials and bagged inventory (collectively, “Purchased Assets”).  On April 16, 2010, the asset sale closed and NutraCea was paid $753,484.22 as consideration for the Purchased Assets.  As a condition to the sale of the Purchased Assets, NutraCea and Manna Pro entered into a Supply Agreement pursuant to which NutraCea will supply Manna Pro with stabilized rice bran as required by Manna Pro to operate the product lines associated with the Purchased Assets. All products sold by Manna Pro under the trademarks being purchased will be co-branded with a NutraCea SRB logo.

NutraCea determined that it would record in the fourth quarter of 2009 approximately $1.6 million in non-cash charges of impairment related to the trademark assets.  NutraCea does not expect to be required to make any future cash expenditures as a result of this impairment.

Item 2.06	Material Impairments.

The disclosures in Item 8.01 of this Form 8-K are incorporated by reference into this Item 2.06 by reference.

Forward Looking Statements

This Current Report on Form 8-K contains forward-looking statements regarding estimated impairment charges.  Actual events or results may differ materially from those contained in the forward-looking statements. Please refer to the documents the Company files with the Securities and Exchange Commission, including without limitation Forms 10-K, 10-Q and 8-K.   These documents contain and identify important factors that could cause the actual results for the Company on a consolidated basis to differ materially from those contained in our forward-looking statements (see Risk Factors). Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.  Unless required by law, we do not intend to update any of the forward-looking statements after the date of this report to conform to actual results.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUTRACEA

Date: April 22, 2010	By:	/s/ William J. Cadigan
William J. Cadigan
Chief Financial Officer
(Duly Authorized Officer)